As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	11-3707493 (IRS Employer Identification Number)

399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600
(Address, including Zip Code and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Ronald J. Lieberman, Esq.
General Counsel and Assistant Secretary
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Robert W. Downes, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, par value $0.01 per share	26,774,070	$3.94	$105,489,835.80	$12,247.28

(1) Represents the maximum number of shares of the Registrant’s common stock that the Registrant expects could be issuable upon exchange of the 7.50% Exchangeable Senior Notes due 2031 of NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Notes”). Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exchange of the Notes as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c) under the Securities Act, the offering price is computed on the basis of the average of the high and low prices of NorthStar Realty Finance Corp.’s common stock, as reported by the New York Stock Exchange on June 29, 2011.

(3) Calculated pursuant to Rule 457(o) under the Securities Act.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion, Dated June 30, 2011

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any state where an offer or sale is not permitted.

Prospectus

26,774,070 Shares

NorthStar Realty Finance Corp.
Common Stock

        We are the sole general partner of, and as of June 29, 2011 owned approximately 96% of the partnership interests of, NorthStar Realty Finance Limited Partnership, or the “Operating Partnership.”  The Operating Partnership issued and sold $150,000,000 aggregate principal amount of its 7.50% Exchangeable Senior Notes due 2031, which we refer to as the “Notes,” in a private transaction on March 9, 2011, plus an additional $22,500,000 aggregate principal amount of Notes upon the subsequent exercise of the initial purchasers’ over-allotment option on March 30, 2011. Under certain circumstances, we may issue shares of our common stock upon the exchange of the Notes. In such circumstances, the recipients of such common stock, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the Notes. Additional selling stockholders may be named by future prospectus supplements.

        The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the selling stockholders will exchange their Notes, that upon any exchange of the Notes we will elect, in our sole and absolute discretion, to exchange some or all of the Exchange Obligation (as defined in indenture governing the Notes) in excess of the principal amount of the Notes for shares of our common stock rather than cash, or that any shares of our common stock received upon exchange of the Notes will be sold by the selling stockholders.

        We will receive no proceeds from any issuance of shares of our common stock to the selling stockholders upon exchange of Notes or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements.

        There are restrictions on transfer and ownership of our common stock intended to preserve NorthStar Realty Finance Corp.’s status as a real estate investment trust for federal income tax purposes. See “Description of NorthStar Common and Preferred Stock—Transfer Restrictions” beginning on page 9 of this prospectus for information about these restrictions.

        Our common stock is traded on the New York Stock Exchange under the symbol “NRF”. On June 29, 2011, the last reported sale price of our common stock was $3.96 per share.

        An investment in our common stock involves significant risks. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2011.

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the “Securities Act”. Under the shelf process, the selling stockholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more stockholders. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

        This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplement or in any document incorporated herein or therein by reference is accurate as of any date other than the date on the front of each document.

        You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” in this prospectus.

        You should rely only on the information contained in this prospectus and any accompanying prospectus supplement or incorporated by reference in such documents. We have not authorized anyone to give any information or to represent anything not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and any accompanying prospectus supplement are an offer to sell these securities only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

        Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the Company” or similar references means NorthStar Realty Finance Corp., including its subsidiaries. References to “NorthStar” are to NorthStar Realty Finance Corp. and references to the “Operating Partnership” are to NorthStar Realty Finance Limited Partnership (and its consolidated subsidiaries), in cases where it is important to distinguish between NorthStar and the Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

         NorthStar files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to herein as the SEC. NorthStar’s SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that NorthStar has filed with the SEC at the SEC’s Public Reference Room at the following address:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

        In addition, NorthStar makes available on its web site at www.nrfc.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on NorthStar’s web site, available by hyperlink from NorthStar’s web site or on the SEC’s web site, is not incorporated into this prospectus.

         The Operating Partnership does not file reports or other information with the SEC, and does not intend to do so in the future.

INCORPORATION OF INFORMATION
WE FILE WITH THE SEC

        The SEC allows us to “incorporate by reference” into this prospectus the information NorthStar files with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information NorthStar files with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference the documents listed below, which NorthStar has already filed with the SEC, and any future filings NorthStar makes with the SEC as described below. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K:

● NorthStar’s Annual Report on Form 10-K for the year ended December 31, 2010, and all amendments thereto;

● NorthStar’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011;

● NorthStar’s Current Reports on Form 8-K filed on March 7, 2011, March 9, 2011, April 15, 2011, May 5, 2011, May 17, 2011 and  May 31, 2011; and

● the description of NorthStar’s common stock contained in NorthStar’s registration statement on Form 8-A filed on October 25, 2004, as it may be amended from time to time.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

NorthStar Realty Finance Corp.
Attention: General Counsel
399 Park Avenue, 18th Floor
New York, NY 10022
Telephone: (212) 547-2600

        We are also incorporating by reference any future filings that NorthStar makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, in each case except to the extent that all or any portion of such filing is “furnished” rather than “filed” by NorthStar with the SEC for purposes of Section 18 of the Exchange Act or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the address above.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain certain forward-looking statements, which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our financial condition, operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to the federal income tax laws governing the taxation of real estate investment trusts, or REITs), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and rules applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be. The factors set forth in “Risk Factors” and other factors noted throughout this prospectus, any accompanying prospectus supplement and the documents we incorporate by reference could cause our actual results to differ significantly from those contained in any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

INFORMATION ABOUT THE COMPANY

        We are a real estate finance company that has focused primarily on originating, investing in and managing commercial real estate debt, commercial real estate securities and net lease properties. We have invested in those areas of commercial real estate finance that enabled us to leverage our real estate investment expertise, utilize our broad capital markets knowledge, and capitalize on our ability to employ innovative financing structures. We believe that our three principal business lines are complementary to each other due to their overlapping sources of investment opportunities, common reliance on real estate fundamentals and ability to apply similar asset management skills to maximize value and to protect capital. We conduct our operations so as to qualify as a REIT for federal income tax purposes.

        Our principal executive office is located at 399 Park Avenue, 18th Floor, New York, New York 10022 and our phone number is (212) 547-2600.

RISK FACTORS

        You should carefully consider the risk factors incorporated by reference herein from NorthStar’s most recent Annual Report on Form 10-K, as amended, and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, as the same may be updated from time to time by our future filings under the Exchange Act. The occurrence of any of these risks might cause you to lose some or all of your investment in our common stock. For more information, see “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds upon the sale of the common stock covered by this prospectus and any accompanying prospectus supplements, but we will incur expenses in connection with the filing of the registration statement of which this prospectus forms a part. We will pay certain costs and expenses incurred in connection with the sale of the common stock covered by this prospectus and any accompanying prospectus supplements, excluding any brokerage fees and commissions and share transfer and other taxes attributable to the sale of the common stock, which will be paid by the selling stockholders.

DESCRIPTION OF NORTHSTAR COMMON AND PREFERRED STOCK

        The following description of the terms of NorthStar stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, NorthStar’s charter and bylaws. NorthStar’s charter and bylaws, as amended, have previously been filed with the SEC and are incorporated herein by reference.

General

        NorthStar’s charter provides that it may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 250,000,000 shares of preferred stock, $0.01 par value per share. In addition, NorthStar’s charter authorizes its board of directors, without stockholder approval, to amend its charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that it is authorized to issue. At June 29, 2011, there were issued and outstanding 95,949,693 shares of common stock, 2,400,000 shares of 8.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), $25 liquidation preference per share, and 7,600,000 shares of 8.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), $25 liquidation preference per share. Under Maryland law, NorthStar stockholders generally are not liable for its debts or obligations.

Common Stock

        All shares of common stock that NorthStar may issue upon exchange of the Notes will be duly authorized, validly issued, fully paid and nonassessable. Holders of common stock are entitled to receive dividends when authorized by NorthStar’s board of directors and declared by NorthStar out of assets legally available for the payment of dividends. They are also entitled to share ratably in NorthStar’s assets legally available for distribution to NorthStar stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all of NorthStar’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of NorthStar stock (including the Series A Preferred Stock and the Series B Preferred Stock) and to the provisions of NorthStar’s charter regarding restrictions on transfer and ownership of NorthStar stock.

        Subject to NorthStar’s charter restrictions on transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of NorthStar common stock will possess the exclusive voting power on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of NorthStar common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of NorthStar securities. Subject to NorthStar’s charter restrictions on transfer and ownership of stock, all shares of common stock will have equal dividend, liquidation and other rights.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. NorthStar’s charter provides that these matters (other than certain amendments to the provisions of NorthStar’s charter relating to the removal of directors and amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of NorthStar’s operating assets are held by its subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of NorthStar’s stockholders.

        NorthStar’s charter authorizes NorthStar’s board of directors to classify and reclassify any unissued shares of NorthStar common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, NorthStar’s board is required by Maryland law and by NorthStar’s charter to set, subject to NorthStar’s charter restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

        Therefore, NorthStar’s board could authorize the issuance of additional shares of common stock or shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of NorthStar’s common stock or otherwise be in their best interest.

        NorthStar’s charter authorizes its board of directors to increase the number of authorized shares of common or preferred stock, issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which NorthStar’s securities may be listed or traded. Although NorthStar has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of NorthStar that might involve a premium price for holders of common stock or otherwise be in their best interest.

Preferred Stock

        NorthStar’s Series A Preferred Stock and Series B Preferred Stock, which we refer to as the “Preferred Stock,” rank senior to the Junior Shares (as defined under “—Dividends” below), including shares of NorthStar’s common stock, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Preferred Stock are outstanding, NorthStar may not authorize or create any class or series of capital stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the votes entitled to be cast by the holders of Preferred Stock and any other shares of Voting Preferred Stock (as defined below), voting as a single class. However, NorthStar may create additional classes or series of stock, amend its charter to increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on a parity with the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Shares”) without the consent of any holder of Preferred Stock.

Dividends

        Holders of Preferred Stock will be entitled to receive, when, as and if authorized by NorthStar’s board of directors, out of funds of NorthStar legally available for payment, and declared by NorthStar, cumulative cash dividends at the stated rate. However, if following a “change of control” (as defined below), the Preferred Stock is not listed on the New York Stock Exchange or the NYSE Amex or quoted on NASDAQ, holders of the Preferred Stock will be entitled to receive, when and as authorized by NorthStar’s board of directors and declared by NorthStar, out of funds legally available for the payment of dividends, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Preferred Stock is not so listed or quoted at an increased rate for as long as the Preferred Stock is not so listed or quoted.

        A “change of control” for the purpose of the Preferred Stock shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of NorthStar; (ii) the date NorthStar sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of NorthStar with another entity where NorthStar’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled to vote in the election of directors, or where members of NorthStar’s board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally in the election of directors.

        As used in this description of Preferred Stock, (i) the term “dividend” does not include dividends payable solely in shares of Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares, and (ii) the term “Junior Shares” means NorthStar common stock, and any other class of NorthStar capital stock that ranks junior, as to the payment of dividends or amounts upon liquidation, dissolution and winding up of the Preferred Stock.

Special Optional Redemption

        If at any time following a “change of control” (as defined under “—Dividends”), the Preferred Stock is not listed on the New York Stock Exchange or the NYSE Amex or quoted on NASDAQ, NorthStar will have the option to redeem the Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Preferred Stock is not so listed or quoted, for cash at $25.00 per share plus accrued and unpaid dividends (whether or not declared) to the redemption date.

Optional Redemption

        We may not redeem the Preferred Stock prior to five years from the date of its issuance, which for the Series A Preferred Stock shall not be prior to September 14, 2011 and for the Series B Preferred Stock shall not be prior to February 7, 2012,  except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or at any time the Preferred Stock is not listed on the New York Stock Exchange or the NYSE Amex or quoted on NASDAQ following a “change of control.” On or after five years from the date of its original issuance NorthStar, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Liquidation Preference

        The holders of Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of NorthStar, whether voluntary or involuntary, $25.00 per share of Preferred Stock (the “Liquidation Preference”) plus an amount per share of Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders.

        Until the holders of Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of NorthStar. If, upon any liquidation, dissolution or winding up of NorthStar, the assets of NorthStar, or proceeds thereof, distributable among the holders of the Preferred Stock are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of NorthStar with one or more entities, (ii) a statutory share exchange by NorthStar or (iii) a sale or transfer of all or substantially all of NorthStar’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of NorthStar.

Voting Rights

        Except as indicated below, the holders of Preferred Stock will have no voting rights. If and whenever six quarterly dividends (whether or not consecutive) payable on the Preferred Stock or any Parity Shares (as defined in NorthStar’s charter) are in arrears, whether or not earned or declared, the number of members then constituting NorthStar’s board of directors will be increased by one and the holders of Preferred Stock, voting together as a class with the holders of any other series of Parity Shares having like voting rights (any such other series, the “Voting Preferred Shares”), will have the right to elect one additional director at an annual meeting of stockholders or a properly called special meeting of the holders of the Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on the Preferred Stock and such other Voting Preferred Shares have been paid or declared and set apart for payment. Whenever all arrears in dividends on the Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on the Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Preferred Stock and the Voting Preferred Shares to elect one additional director will cease, the terms of office of the director will forthwith terminate and the number of members of the board of directors will be reduced accordingly. However, the right of the holders of the Preferred Stock and the Voting Preferred Shares to elect the additional director will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause NorthStar to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of NorthStar stock is listed. The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Preferred Stock and all other series of Voting Preferred Shares, acting as a single class regardless of series, either at a meeting of stockholders or by written consent, is required in order (i) to amend, alter or repeal any provisions of the charter or articles supplementary, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Preferred Stock or the Voting Preferred Shares, unless in connection with any such amendment, alteration or repeal, each share of Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of, any class or series of capital stock having rights senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of the Preferred Stock or one or more but not all of the series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Voting Preferred Shares as a class).

        However, NorthStar may create additional classes of Parity Shares and Junior Shares, amend NorthStar’s charter to increase the authorized number of shares of Parity Shares (including the Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Stock.

Conversion Rights of Preferred Stock

        The outstanding shares of Preferred Stock are not convertible into or exchangeable for any other property or securities of NorthStar.

Transfer Restrictions

        For NorthStar to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of NorthStar’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. These requirements of the Code do not apply to the first year for which an election to be a REIT is made.

        NorthStar’s charter contains restrictions on the number of shares of its stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of NorthStar’s stock. In addition, no person, including entities, may acquire or hold directly or indirectly NorthStar’s common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the outstanding shares of common stock.

        NorthStar’s charter further prohibits (a) any person from owning shares of NorthStar stock that would result in NorthStar being “closely held” under Section 856(h) of the Code or otherwise cause NorthStar to fail to qualify as a REIT and (b) any person from transferring shares of NorthStar stock if the transfer would result in NorthStar stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of NorthStar stock that may violate any of these restrictions, or who is the intended transferee of shares of NorthStar stock which are transferred to the trust, is required to give NorthStar immediate written notice and provide NorthStar with such information as NorthStar may request in order to determine the effect of the transfer on NorthStar’s qualification as a REIT.

        The above restrictions will not apply if NorthStar’s board of directors determines that it is no longer in NorthStar’s best interests to continue to qualify as a REIT. NorthStar’s board of directors, in its sole discretion, may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in NorthStar’s charter.

        Any attempted transfer of shares of NorthStar stock that would result in shares of NorthStar stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of NorthStar stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in NorthStar’s charter) prior to the date of the purported transfer. Shares of NorthStar stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to NorthStar’s discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to NorthStar’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if NorthStar has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect NorthStar’s qualification as a REIT, NorthStar may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred. Furthermore, NorthStar’s charter grants its board of directors the authority to take other actions, including the redemption of shares of stock, that it deems advisable to prevent a violation of the transfer and ownership restrictions described above.

        Within 20 days of receiving notice from NorthStar that shares of NorthStar stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in NorthStar’s charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares held in the trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to NorthStar’s discovery that shares of NorthStar stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of NorthStar stock held in the trust will be deemed to have been offered for sale to us, or NorthStar’s designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date NorthStar, or NorthStar’s designee, accept the offer. NorthStar will have the right to accept the offer until the trustee has sold the shares. Upon a sale to NorthStar, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        All certificates representing shares of NorthStar stock will bear a legend referring to the restrictions described above.

        Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of NorthStar’s stock is required within 30 days after the end of each taxable year, to give NorthStar written notice stating his name and address, the number of shares of each class and series of NorthStar stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide NorthStar with such additional information as it may request in order to determine the effect, if any, of his beneficial ownership on NorthStar’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide NorthStar with such information as NorthStar may request in good faith in order to determine NorthStar’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for NorthStar’s stock is American Stock Transfer & Trust Company, New York, New York.

IMPORTANT PROVISIONS OF MARYLAND LAW AND OF NORTHSTAR’S CHARTER AND BYLAWS

        The following description of the terms of certain provisions of Maryland law and NorthStar’s charter and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, NorthStar’s charter and NorthStar’s bylaws. NorthStar’s charter and bylaws, as amended, have previously been filed with the SEC, and are incorporated herein by reference.

NorthStar’s Board of Directors

        NorthStar’s bylaws provide that the number of its directors may be established by its board of directors but may not be fewer than the minimum required by the Maryland General Corporation Law (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

        NorthStar’s charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions in NorthStar’s charter and bylaws authorizing NorthStar’s board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

        Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

● any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

● an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

● 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

● two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

        The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, NorthStar’s board of directors has exempted any business combinations (a) between us and NorthStar Capital Investment Corp. or any of its affiliates and (b) between us and any person, provided that any such business combination is first approved by NorthStar’s board of directors (including a majority of NorthStar’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between NorthStar and any of them. As a result, such parties may be able to enter into business combinations with NorthStar that may not be in the best interest of NorthStar’s stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

        The business combination statute may discourage others from trying to acquire control of NorthStar and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

● one-tenth or more but less than one-third;

● one-third or more but less than a majority; or

● a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        NorthStar’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of NorthStar’s stock. This provision may be amended or eliminated at any time in the future.

Amendment to NorthStar’s Charter

        NorthStar’s charter, except its provisions relating to removal of directors and certain amendments related thereto, may be amended only if declared advisable by NorthStar’s board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Dissolution

        The dissolution of the company must be declared advisable by NorthStar’s board of directors and approved by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8

        Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in NorthStar’s charter or bylaws, to any or all of five provisions:

● a classified board;

● a two-thirds vote requirement for removing a director;

● a requirement that the number of directors be fixed only by vote of the directors;

● a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

● a majority requirement for the calling of a special meeting of stockholders.

        Through provisions in NorthStar’s charter and bylaws, NorthStar already (a) requires a two-thirds vote for the removal of any director from the board, (b) vests in the board the exclusive power to fix the number of directorships and fill vacancies on the board and (c) requires, unless called by NorthStar’s chairman of the board, president, chief executive officer or its board, the request of holders of a majority of outstanding shares to call a special meeting. NorthStar’s charter prohibits it from classifying its board through an election under Subtitle 8 of Title 3 of the Maryland General Corporation Law.

Advance Notice of Director Nominations and New Business

        NorthStar’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to NorthStar’s board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to NorthStar’s notice of the meeting, (2) by NorthStar’s board of directors or (3) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures of NorthStar’s bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to NorthStar’s board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by NorthStar’s board of directors, or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of NorthStar’s bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of NorthStar’s Charter and Bylaws

        The business combination provisions and, if the applicable provision in NorthStar’s bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of NorthStar’s charter relating to removal of directors and filling vacancies on NorthStar’s board and the advance notice provisions of NorthStar’s bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of NorthStar’s common stock or otherwise be in their best interest.

Indemnification for Liabilities of NorthStar’s Directors, Officers and Controlling Persons

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. NorthStar’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

        NorthStar’s charter authorizes NorthStar, to the maximum extent permitted by Maryland law, to obligate NorthStar to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s bylaws obligate NorthStar, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit NorthStar to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.

        Maryland law requires a corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        NorthStar has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SELLING STOCKHOLDERS

        The Notes were originally issued by the Operating Partnership, and sold by the initial purchasers of the Notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, NorthStar may issue shares of NorthStar common stock upon the exchange of the Notes. In such circumstances, the recipients of shares of NorthStar common stock, whom we refer to as the selling stockholders, may use this prospectus and any accompanying prospectus supplement to resell from time to time the shares of NorthStar common stock that may be issued to them upon the exchange of the Notes. Information about selling stockholders is set forth in this prospectus, and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings NorthStar makes with the SEC under the Exchange Act that are incorporated by reference in this prospectus.

        The following table sets forth information, as of June 29, 2011, with respect to the selling stockholders and the maximum number of shares of NorthStar common stock that we expect could become beneficially owned by each selling stockholder should NorthStar issue shares of NorthStar common stock to such selling stockholder that may be offered pursuant to this prospectus upon the exchange of the Notes. The information is based on information provided by or on behalf of the selling stockholders. Solely for purposes of determining the number of shares covered by this registration statement, the number of shares of NorthStar common stock issuable upon the exchange of the Notes shown in the table below is based upon the exchange of the full principal amount of Notes held by each selling stockholder at the current exchange rate of 155.2120 shares of NorthStar common stock per $1,000 principal amount of Notes. However, due to the exchange settlement provisions of the Notes, the greatest number of shares of NorthStar common stock that we may actually issue upon any exchanges of Notes, based on our current “Combined Settlement” election, is a number of shares having an aggregate value equal to the difference between the aggregate Daily Exchange Value and the aggregate principal amount of Notes exchanged. In other words, shares issuable upon exchange of the Notes, based on our current “Combined Settlement” election, can only have a value equal to the amount of the Daily Exchange Value in excess of the principal amount and not the principal amount. The return of the principal amount in shares was assumed solely for purposes of determining the shares registered under this registration statement. The exchange rate on the Notes is subject to adjustment in certain events. Accordingly, the number of shares of NorthStar common stock issuable upon the exchange of the Notes may increase or decrease from time to time. The percent of shares of common stock beneficially owned following the exchange is based on 95,949,693 shares of common stock outstanding as of June 29, 2011.

        Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table will have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their Notes or common stock since the date as of which such information was provided to us.

        Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

        Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

	Shares Beneficially Owned Before Offering		Number Of Shares Being Offered For Resale	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent

Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders(1)

 (1) We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant.  Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

●	insurance companies;

●	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below);

●	financial institutions or broker-dealers;

●	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below);

●	U.S. expatriates;

●	persons who mark-to-market our securities;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	regulated investment companies or REITs;

●	trusts and estates;

●	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding our securities through a partnership or similar pass-through entity; and

●	persons holding a 10% or more (by vote or value) beneficial interest in our stock.

        This summary assumes that stockholders hold common stock as capital assets for federal income tax purposes, which generally means property held for investment.

        The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

        We and NRFC Sub-REIT, Inc., or our private REIT, each elected to be taxed as a REIT under the federal income tax laws commencing with our taxable years ended December 31, 2004. We believe that we and our private REIT have operated in a manner qualifying us as REITs since our election and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex. Except as noted below, the discussion of the REIT qualification rules below applies both to us and our private REIT.

        In the opinion of Hunton & Williams LLP, we and our private REIT qualified to be taxed as REITs under the federal income tax laws for our taxable years ended December 31, 2007 through December 31, 2010, and our and our private REIT’s organization and current and proposed method of operation will enable us and our private REIT to continue to qualify as REITs for our taxable years ending December 31, 2011 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the Internal Revenue Service (the “IRS”) or any court and speaks of the date issued. In addition, Hunton & Williams LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion. Moreover, our and our private REIT’s continued qualification and taxation as REITs depend on our and our private REIT’s ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the federal income tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of share ownership and the percentage of earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our and our private REIT’s compliance with those tests on a continuing basis. Hunton & Williams LLP’s opinion does not foreclose the possibility that we or our private REIT may have to use one or more of the REIT savings provisions described below, which would require us or our private REIT to pay an excise or penalty tax (which could be material) in order to maintain REIT qualification. Accordingly, no assurance can be given that the actual results of our and our private REIT’s operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Requirements for Qualification—Failure to Qualify.”

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

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We will pay federal income tax on any taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

●	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

●	We will pay income tax at the highest corporate rate on:
●	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
●	other non-qualifying income from foreclosure property.

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We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, by an entity other than a taxable REIT subsidiary, or TRS, held primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “Requirements for Qualification—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

●	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by
●	a fraction intended to reflect our profitability.

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In the event of a failure of any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Requirements for Qualification—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests in order to remain qualified as a REIT.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure in order to remain qualified as a REIT.

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If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

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A 100% tax may be imposed on certain items of income and expense that are directly or constructively paid between a REIT and a TRS (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items to conform to an arm’s-length pricing standard;

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset, provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

●	the amount of gain that we recognize at the time of the sale or disposition, and
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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment an immediate tax when the asset is acquired.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—Recordkeeping Requirements.”

●	The earnings of our lower-tier entities that are subchapter C corporations, including domestic TRSs, are subject to federal corporate income tax.

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If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools.” A “disqualified organization” includes:

●	the United States;

●	any state or political subdivision of the United States;

●	any foreign government;

●	any international organization;

●	any agency or instrumentality of any of the foregoing;

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any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

●	any rural electrical or telephone cooperative.

We do not currently intend to hold REMIC residual interests, but certain of our financing activities result in the treatment of us or a portion of our assets as a taxable mortgage pool.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

        A REIT is a corporation, trust, or association that meets each of the following requirements:

1.     It is managed by one or more trustees or directors.

2.     Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.     It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.     It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.     At least 100 persons are beneficial owners of its shares or ownership certificates.

6.     Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.     It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.     It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.     It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

        We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set apart or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements.

        Qualified REIT Subsidiaries.    A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we have acquired or will acquire an interest, directly or indirectly (a “subsidiary partnership”), will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

        Taxable REIT Subsidiaries.    A REIT may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging facility (or, beginning with our 2009 taxable year, a health care facility) if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such lodging facility (or, beginning with our 2009 taxable year, such health care facility) is either owned by the TRS or leased to the TRS by its parent REIT. Beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility or a qualified health care property solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, beginning with our 2009 taxable year, a TRS will not be considered to operate or manage a qualified lodging facility or qualified health care property located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. An “eligible independent contractor” is, generally, with respect to any qualified lodging facility or qualified health care property, any independent contractor (as defined in section 856(d)(3) of the Code) if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified lodging facility or qualified healthcare property, such contractor (or any related person) is actively engaged in the trade or business of operating qualified lodging facilities or qualified health care properties, respectively, for any person who is not a related person with respect to the parent REIT or the TRS.   Through our joint venture, NRF Healthcare, we own a portfolio of senior living facilities.  NRF Healthcare previously leased a portion of that portfolio of senior living facilities to a TRS of our private REIT that was owned by NRF Healthcare and that engaged operators that we believe qualified as “eligible independent contractors” to operate those senior living facilities.  Those senior living facilities are now leased to third parties.

        Domestic TRSs are subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid to us by our domestic TRSs, then the dividends we pay to our stockholders who are taxed at individual rates, up to the amount of dividends we receive from our domestic TRSs, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income through 2012.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

        We and our private REIT have each made a TRS election with respect to N-Star Real Estate CDO I, Ltd., the issuer in our first term-debt transaction. The private REIT has also made TRS elections with respect to other foreign TRSs, including foreign TRS term-debt issuers. The Code and Treasury regulations promulgated thereunder provide a specific exemption from federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Our foreign TRSs intend to rely on such exemption and do not intend to operate so as to be subject to federal income tax on their net income. Therefore, despite their status as TRSs, our foreign TRSs generally would not be subject to federal corporate income tax on their earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that our foreign TRSs would have available to distribute to us and to pay to their creditors. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that our foreign TRSs will hold U.S. real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

        Certain U.S. stockholders of certain non-U.S. corporations, such as our foreign TRSs, are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We are generally required to include in income, on a current basis, the earnings of our foreign TRSs. For a discussion of the treatment of the income inclusions from our foreign TRSs under the gross income tests, see “—Gross Income Tests.”

        Our private REIT has also made TRS elections with respect to certain domestic entities. The income of the domestic TRSs is subject to federal, state and local income tax.

        A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees.

        Taxable Mortgage Pools.    An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if:

●	substantially all of its assets consist of debt obligations or interests in debt obligations;
●	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;
●	the entity has issued debt obligations that have two or more maturities; and
●	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Financing arrangements entered into, directly or indirectly, by us give rise to TMPs, with the consequences described in the next paragraph.

        If a REIT is a TMP, or if a REIT owns a qualified REIT subsidiary that is a TMP, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. IRS guidance indicates that our excess inclusion income will be allocated among our stockholders in proportion to our dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a TMP equal to the percentage of its stock that is held in record name by “disqualified organizations.” To the extent that our stock owned by “disqualified organizations” is held in street name by a broker/dealer or other nominee, the broker/dealer or nominee would be liable for a tax at the highest corporate rate on the portion of our excess inclusion income allocable to the stock held on behalf of the disqualified organizations. See “—Taxation of Our Company” for a discussion of “disqualified organizations.” A regulated investment company or other pass-through entity owning our stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker/dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in or hold our stock.

        If one of our subsidiary partnerships (not wholly-owned by us directly or indirectly through one or more disregarded entities), such as our operating partnership, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our gross income and asset test calculations, and could adversely affect our compliance with those requirements. We intends to monitor the structure of any TMPs in which it have an interest to ensure that they will not adversely affect our, and our private REIT’s status as REITs.

        In general, we currently own and expect to own in TMPs 100% of the entities through which we make our equity investments. Such entities are and will be held through our private REIT so that they are qualified REIT subsidiaries of our private REIT, and their assets and liabilities are treated as assets and liabilities of our private REIT. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described above apply.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

●	rents from real property;
●	interest on debt secured by mortgages on real property, or on interests in real property;
●	dividends or other distributions on, and gain from the sale of, shares in other REITs;
●	gain from the sale of real estate assets;
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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test, and, for “hedging transactions” entered into after July 30, 2008, the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

        Rents from Real Property.    Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

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First, the rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and either (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space or (2) the TRS leases a qualified lodging facility or qualified health care property and engages an eligible independent contractor (as defined above in “—Taxable REIT Subsidiaries”) to operate such facility or property on its behalf. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. See “—Taxable REIT Subsidiaries.”

As described above under “—Taxable REIT Subsidiaries,” through our joint venture, NRF Healthcare, we own a portfolio of senior living facilities.  NRF Healthcare previously leased a portion of that portfolio to a TRS of our private REIT owned by NRF Healthcare We believe that substantially all of the rent we received from that TRS qualified as “rents from real property” under the exception described in the second bullet point above.

        Interest.    The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based, in whole or in part, on the income or profits of any person. However, interest generally includes the following:

●	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of (1) the date we agreed to acquire or originate the loan or (2) as discussed further below, in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test.  See “—Asset Tests” below.

        We originate and acquire mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, our mezzanine loans typically do not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate or acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We have invested, and will continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

        We and our subsidiaries also hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We believe that our (and our subsidiaries’) participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of our participation interests.

Many of the terms of our mortgage loans, mezzanine loans and B-Notes and the loans supporting our mortgage-backed securities have been modified and may in the future be modified to avoid foreclosure actions and for other reasons. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan.  The IRS recently issued Revenue Procedure 2011-16, which provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (1) occasioned by a borrower default or (2) made at a time when we reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan.  No assurance can be provided all of our loan modifications have or will qualify for the safe harbor in Revenue Procedure 2011-16.  To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals, but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge our internal valuations.  If the terms of our mortgage loans, mezzanine loans and B-Notes and loans supporting our mortgage backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test, the 75% asset test and/or the 10% value test.

We and our subsidiaries have also acquired distressed mortgage loans.  Revenue Procedure 2011-16 provides that that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing in part non-qualifying income for the 75% gross income test.  Specifically, Revenue Procedure 2011-16 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of (1) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan and (2) the face amount of the loan (and not the purchase price or current value of the loan).  The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan.  We have and will invest in distressed mortgage loans in a manner that consistent with maintaining its qualification as a REIT.

                   We and our subsidiaries have entered into sale and repurchase agreements under which we nominally sold certain of our mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. Based on positions the IRS has taken in analogous situations, we believe that we will be treated for purposes of the REIT gross income and asset tests (see “—Asset Tests” below) as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that we transferred record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT could be adversely affected.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, including our private REIT, will be qualifying income for purposes of both gross income tests.

        We and our private REIT treat certain income inclusions received with respect to equity investments in foreign TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The IRS has issued a private letter ruling to another taxpayer concluding that similar income inclusions will be treated as qualifying income for purposes of the 95% gross income test.  That private letter ruling can only be relied upon by the taxpayer to whom it was issued.  No assurance can be provided that the IRS will not successfully challenge our treatment of such income inclusions.

        Fee Income.    We receive various fees in connection with our operations. Fee income will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Other fees, such as origination and servicing fees, fees for acting as a broker/dealer and fees for managing investments for third parties, are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not be included for purposes of the gross income tests.

    Hedging Transactions.  From time to time, we and our subsidiaries enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.  Income and gain from “hedging transactions” is excluded from gross income for purposes of the 95% gross income test, and, for hedging transactions entered into after July 30, 2008, the 75% gross income test.  A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain).  We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements.  We intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.

        Foreign Currency Gain.    Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

●	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

●
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

●
either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

●
in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

●
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

        We will attempt to comply with the terms of that safe harbor when disposing of assets. We cannot assure you, however, that we can comply with that safe harbor or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

●
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

●	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

●	for which the REIT makes a proper election to treat the property as foreclosure property.

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

●
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

●
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

●
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

       We have acquired various properties as a result o foreclosure or when foreclosure was imminent and may make foreclosure property elections with respect to some or all of those properties.

Failure to Satisfy the Gross Income Tests.    If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

●	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

●	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% of our income exceeds the amount of income qualifying under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

Asset Tests

        To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

●	cash or cash items, including certain receivables;

●	government securities;

●	interests in real property, including leaseholds and options to acquire real property and leaseholds;

●	interests in mortgage loans secured by real property;

●	stock in other REITs;

●
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

●
regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

        Fourth, no more than 25% (or, prior to our 2009 taxable year, 20%) of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

        For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

●
“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any TRS in which we own more than 50% of the voting power or value of the shares hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

●
a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

●	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

●	Any loan to an individual or an estate;

●	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

●	Any obligation to pay “rents from real property”;

●	Certain securities issued by governmental entities;

●	Any security issued by a REIT;

●
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

●
Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

        For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

        We believe that our holdings of securities and other assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. Independent appraisals have not been obtained, however, to support our conclusions as to the value of our assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in term debt transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test, the 5% asset test, and the 10% vote or value test. See “—Gross Income Tests.” Although our mezzanine loans typically do not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. We will continue to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the asset tests. We may invest in the stock of other entities that intend to qualify as REITs. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which we own stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the 5% asset test, the 10% vote or value test, and the 25% securities test described above with respect to our investment in such a disqualified REIT. Consequently, if a REIT in which we own stock fails to qualify as a REIT, we could fail one or more of the asset tests described above. To the extent we invest in other REITs, we intend to do so in a manner that will enable us to continue to satisfy the REIT asset tests.

As discussed above under “—Gross Income Tests,” we and our subsidiaries invest in distressed mortgage loans.  In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (1) the date we agreed to acquire or originate the loan or (2) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test.  The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test.  The IRS recently issued Revenue Procedure 2011-16, which provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date.  Under the safe harbor, when the current value of a distressed mortgage loan exceeds the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, the excess will be treated as a non-qualifying asset.  Accordingly, an increasing portion of a distressed mortgage loan will be treated as a non-qualifying asset as the value of the distressed mortgage loan increases.  We intend to continue to invest in distressed mortgage loans in a manner consistent with maintaining our qualification as a REIT.

        We intend to continue monitoring the status of our assets for purposes of the various asset tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

●	we satisfied the asset tests at the end of the preceding calendar quarter; and

●
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

●	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

●	90% of our after-tax net income, if any, from foreclosure property, minus

●	the sum of certain items of non-cash income.

        Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid and the distributions in clause (b) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

●	85% of our REIT ordinary income for such year,

●	95% of our REIT capital gain income for such year, and

●	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. See, for example, the discussion of excess inclusion income above under “—Taxable Mortgage Pools.” Other potential sources of non-cash taxable income include gain recognized on the deemed exchange of distressed debt that has been modified, real estate and securities that have been financed through securitization structures, such as the term-debt structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities that we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange for short-term, or possibly long-term, borrowings to meet the distribution requirements. Additionally, we may, if possible, pay taxable dividends of our stock or debt to meet the distribution requirements.

Pursuant to Revenue Procedure 2010-12, the IRS has indicated that it will treat distributions from publicly traded REITs that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirements and qualify for the dividends paid deduction for federal income tax purposes. In order to qualify for such treatment, Revenue Procedure 2010-12 requires that at least 10% of the total distribution be payable in cash and that each shareholder have a right to elect to receive its entire distribution in cash. If too many shareholders elect to receive cash, each shareholder electing to receive cash must receive a proportionate share of the cash to be distributed (although no shareholder electing to receive cash may receive less than 10% of such shareholder’s distribution in cash). Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011.   Although Revenue Procedure 2010-12 applies only to taxable dividends payable in cash and stock with respect to taxable years ending on or before December 31, 2011, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends made prior to the issuance of Revenue Procedure 2010-12. Those rulings may only be relied upon by the taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to pay taxable dividends payable in cash and stock in later years.  We have previously made taxable distributions of its common stock pursuant to Revenue Procedure 2010-12.  We have no current intention to make a taxable dividend payable in its common stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to most stockholders taxed at individual rates would generally be taxable at capital gains tax rates (through 2012). Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        The term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

●	a citizen or resident of the United States;

●
a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

●	an estate whose income is subject to federal income taxation regardless of its source; or

●
a trust if: (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

        Taxation of U.S. Stockholders on Distributions on Our Common Stock.    As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, its earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends.

        Dividends paid to  U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income is 15% for tax years 2012.  Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, which is a maximum rate of 35% through 2012. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable: (1) to dividends received by us from non-REIT corporations, such as certain TRSs; and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of its net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.   In addition, for taxable years beginning after December 31, 2012, dividends paid to certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

        A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate its capital gain dividends as either 15% or 25% rate distributions. See “—Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of its undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. stockholder to the extent that it does not exceed the adjusted tax basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted tax basis in its common stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pays the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner to offset income they derive from our common stock, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of U.S. stockholders taxed at individual rates). We will notify shareholders after the close of our taxable year as to the portions of our distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

        Taxation of U.S. Stockholders on the Disposition of Our Common Stock.    In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. stockholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other shares of our stock within 30 days before or after the disposition.

        Capital Gains and Losses.    A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35% (which rate, absent further Congressional action, will apply until December 31, 2012). However, the maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates is 15% (through 2010). The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation.   In addition, for taxable years beginning after December 31, 2012, capital gains recognized by certain individuals, trusts and estates may be subject to a 3.8% Medicare tax.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our U.S. stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its investment in our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt stockholders. See “—Requirements for Qualification—Taxable Mortgage Pools.” Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income that we derives from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

●	the percentage of our dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

●
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification”); and

●
either: (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders are urged to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “—Requirements for Qualification—Taxable Mortgage Pools.” If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

●	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

●	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded its current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits.  Consequently, although we intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

                   For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations,” which are corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

                   Capital gain distributions to non-U.S. stockholder that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as: (1) our stock is “regularly traded” on an established securities market in the United States; and (2) the non-U.S. stockholder did not own more than 5% of the applicable class of our stock at any time during the one-year period prior to the distribution. As a result, non-U.S. shareholders owning 5% or less of the applicable class of our common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder’s proportionate share of such tax paid by is exceeds its actual U.S. federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

                   A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as we (1) are not a “United States real property holding corporation” during a specified testing period or (2) are a domestically controlled qualified investment entity. We believe that we currently are not a “United States real property holding corporation,” but no assurance can be provided that we will not become a “United States real property holding corporation” in the future. In addition, we believe that we currently are a domestically controlled qualified investment entity, but because our common stock, Series A preferred stock and Series B preferred stock are publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity in the future. However, even if we were a “United States real property holding corporation” and we were not a domestically controlled qualified investment entity, a non-U.S. stockholder that owned, actually or constructively, 5% or less of the applicable class of our stock at all times during a specified testing period would not incur tax under FIRPTA if our stock is “regularly traded” on an established securities market. Because we expect that our common stock will continue to be regularly traded on an established securities market, a non-U.S. stockholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common stock. If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. stockholder that is a corporation. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Information Reporting Requirements and Backup Withholding, Shares Held Offshore

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

●	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
●	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by U.S. stockholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership and the Subsidiary Partnerships

        The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire and that we intend to treat as partnerships for U.S. federal income tax purposes (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

●	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

●	is not a “publicly traded” partnership.

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

        A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception. Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion. We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes.

        If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

        Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

        Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

        Basis in Partnership Interest.    Our adjusted tax basis in any Partnership generally is equal to:

●	the amount of cash and the basis of any other property contributed by us to the Partnership;

●	increased by our allocable share of the Partnership’s income and our allocable share of indebtedness of the Partnership; and

●
reduced, but not below zero, by our allocable share of the Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

        Depreciation Deductions Available to Partnerships.    The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. The partnership’s initial basis in properties acquired in exchange for units of the partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

                   Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, the President signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. Prospective stockholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside.  We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions.  The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above.  Any foreign taxes incurred by us would not pass through to stockholders against their United States federal income tax liability.  Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

        The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell our common stock issuable upon exchange of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock may be sold in one or more transactions at:

● fixed prices;

● prevailing market prices at the time of sale;

● prices related to the prevailing market prices;

● varying prices determined at the time of sale; or

● negotiated prices.

        These sales may be effected in transactions:

● on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

● in the over-the-counter market;

● otherwise than on such exchanges or services or in the over-the-counter market;

● through the writing of options, whether the options are listed on an options exchange or otherwise (including the issuance by the selling stockholders of derivative securities);

● through the settlement of short sales; or

● any combination of the foregoing.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with sales of the common stock or otherwise, the selling stockholders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging positions they assume, (B) sell the common stock short and deliver the common stock to close out short positions, (C) loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock, (D) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of our common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our common stock is listed for trading on the New York Stock Exchange under the symbol “NRF”.

         In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders and any broker-dealers or agents that participate in the sale of our common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Profits on the sale of our common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the  Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders.

        A selling stockholder may decide not to sell any of our common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of our common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

        With respect to a particular offering of our common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

● the common stock to be offered and sold;

● the names of the selling stockholders;

● the respective purchase prices and public offering prices and other material terms of the offering;

● the names of any participating agents, broker-dealers or underwriters; and

● any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

        We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock issuable upon exchange of the notes to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE COMMON STOCK

        The validity of the common stock offered by this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland, our Maryland counsel.

EXPERTS

        The consolidated financial statements and schedules of NorthStar Realty Finance Corp. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and sale of the securities being registered under this registration statement. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

Amount to be Paid

Securities and Exchange Commission filing fee	$12,247
Legal fees and expenses	$35,000
Accounting fees and expenses	$15,000
Printing fees	$10,000
Miscellaneous	$2,753

Total	$75,000

Item 15.    Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. NorthStar’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

        NorthStar’s charter authorizes NorthStar, to the maximum extent permitted by Maryland law, to obligate NorthStar to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s bylaws obligate NorthStar, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit NorthStar to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.

        Maryland law requires a corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        NorthStar has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.    Exhibits

Exhibit Number	Description

4.1
Articles of Amendment and Restatement of NorthStar Realty Finance Corp., as filed with the State Department of Assessments and Taxation of Maryland on October 20, 2004 (incorporated by reference to Exhibit 3.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))

4.2	Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))
4.3	Amendment No. 1 to the Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.3 of the NorthStar Realty Finance Corp. Current Report on Form 8-K filed on April 27, 2005)
4.4

Articles Supplementary classifying NorthStar Realty Finance Corp.’s 8.75% Series A Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on September 14, 2006)

4.5

Articles Supplementary classifying NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.2 to the NorthStar Realty Finance Corp. Registration Statement on Form 8-A filed on February 7, 2007)

4.6
Articles Supplementary classifying and designating additional shares of NorthStar Realty Finance Corp.’s 8.25% Series B Preferred Stock, liquidation preference $25.00 per share (incorporated by reference to Exhibit 3.6 to NorthStar Realty Finance Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007)

4.7 4.8

Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the NorthStar Realty Finance Corp. Registration Statement on Form S-11, as amended (File No. 333-114675))

Indenture, dated as of March 9, 2011, among NorthStar Realty Finance Limited Partnership, as Issuer, NorthStar Realty Finance Corp. and NRFC Sub-REIT Corp., as Guarantors, and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to the NorthStar Realty Finance Corp. Current Report on Form 8-K filed on March 9, 2011)

4.9

Registration Rights Agreement relating to the 7.50% Exchangeable Senior Notes due 2031 of NorthStar Realty Finance Limited Partnership dated as of March 9, 2011 (incorporated by reference to Exhibit 4.4 of the NorthStar Realty Finance Corp. Current Report on Form 8-K filed on March 9, 2011)

5.1	Validity Opinion of Venable LLP
8.1	Tax Opinion of Hunton & Williams LLP
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
23.3	Consent of Grant Thornton LLP
24.1	Powers of Attorney (included on Signature page)

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

        (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

        (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on June 30, 2011.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ ALBERT TYLIS
Name:	Albert Tylis
Title:	Co-President, Chief Operating Officer and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Albert Tylis and Ronald J. Lieberman, and each of them severally, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with the exhibits thereto, and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID T. HAMAMOTO	Chairman and Chief Executive Officer (Principal Executive Officer)	June 30, 2011
David T. Hamamoto

/s/ LISA MEYER	Acting Principal Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 30, 2011
Lisa Meyer

/s/ PRESTON BUTCHER	Director	June 30, 2011
Preston Butcher

/s/ STEPHEN E. CUMMINGS	Director	June 30, 2011
Stephen E. Cummings

/s/ OSCAR JUNQUERA	Director	June 30, 2011
Oscar Junquera

/s/ JUDITH A. HANNAWAY	Director	June 30, 2011
Judith A. Hannaway

/s/ WESLEY D. MINAMI	Director	June 30, 2011
Wesley D. Minami

/s/ LOUIS J. PAGLIA	Director	June 30, 2011
Louis J. Paglia

/s/ SRIDHAR SAMBAMURTHY	Director	June 30, 2011
Sridhar Sambamurthy